Exhibit 99.1

VERDISYS CLOSES EDGE CAPITAL LAWSUIT SETTLEMENT

Houston, TX – April 5, 2005 – Verdisys, Inc. (OTC: VDYS) announced today that the contingencies related to the lawsuit settlement agreement with Edge Capital Group (Edge) have been met and the parties involved will now file to dismiss the lawsuits. Additionally, an escrow account established to handle the exchange of securities under the terms of the settlement agreement has been closed generating $375,000 in cash for the benefit of Verdisys.

“As we move forward in the construction process of the new abrasive jetting rig which commenced in March, this infusion of cash will help meet our current estimate to have the rig ready for commercial operations during the summer,” said John O’Keefe CFO and Co-CEO.

The cash received from the closing of the settlement is related to an agreement that was signed between Verdisys, Energy 2000, Quikview and related parties in October 2004, as a precursor to the Edge agreement. Further details of the Edge settlement were included in a Form 8-K of the Company filed on February 4, 2005.

About Verdisys, Inc.

Verdisys, Inc., a publicly traded company based in Houston, provides proprietary oil services and solutions for energy production enhancement including patented lateral drilling technologies and secure satellite communications for customers in the U.S. and Canada. To learn more about Verdisys’ lateral drilling and abrasive fluid jetting technology please visit our website: www.verdisys.com

Safe Harbor Statement

Any statements made in this news release other than those of historical fact, about an action, event or development, are forward looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause Verdisys’ actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the ability to raise necessary capital to fund growth, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon subcontractors, the ability of Verdisys’ customers to pay for our services, together with such other risk factors as may be included in the Company’s filings on Form SB-2 and its periodic filings on Form 10-KSB, 10-QSB, and other current reports.

CONTACTS: Verdisys, Inc.: John MacDonald at (281) 453-2888 or (713) 725-9244 jmacdonald@verdisys.com